Schedule 13 G



Item 1    (a)  ITLA Capital, Inc.
     (b)  888 Prospect St.
          La Jolla, California 92037

Item 2    (a)  Corbyn Investment Management, Inc., et al.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  450565106

Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.

Item 4    (a)  410,912
     (b)  5.3%
     (c) (i) Sole power to vote or direct the vote of all 410,912 shares
     (iii) Sole power to dispose of or direct the disposition of all 410,912 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    (a)The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an
Investment Company registered under Section 8 of the Investment
Company Act (IV).

Item 9    N/A







                   Schedule 13 G




Item 1    (a)  ITLA Capital, Inc.
     (b)  888 Prospect St.
          La Jolla, California 92037


Item 2    (a)  Corbyn Investment Management, Inc.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  450565106


Item 3 (e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    (a)  342,412
     (b)  4.4%
     (c) (i) Sole power to vote or direct the vote of all 342,412 shares
     (iii) Sole power to dispose of or direct the disposition of all 342,412 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A








                   Schedule 13 G




Item 1    (a)  ITLA Capital
     (b)  888 Prospect St.
          La Jolla, California 92037


Item 2    (a)  Greenspring Fund, Inc.
     (b)  Suite 110
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  450565106


Item 3    (d)  The filer is an  Investment Company registered under
Section 8 of the Investment Company Act.


Item 4    (a)  68,500
     (b)  0.9%
     (c)  (i) Sole power to vote or direct the vote of all 68,500 shares
     (iii) Sole power to dispose of or direct the disposition of all 68,500 shares


Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A






Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 8, 1998



Signature
Charles vK. Carlson, President
Name/Title

CUSIP No.  450565106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              410,912
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      410,912
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
            410,912

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     5.3%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV







CUSIP No.  450565106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              342,412
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      342,412
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
           342,412

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     4.4%

12.  Type Of Reporting Person
      IA






CUSIP No.  450565106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              68,500
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      68,500
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
            68,500

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     0.9%

12.  Type Of Reporting Person
      IV